Exhibit 4.18

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), or the securities laws of any other state or jurisdiction. They may not be purchased with a view for distribution or resale, and may only be offered, sold, mortgaged, pledged, hypothecated, or otherwise transferred in compliance with either an effective registration statement for such security under the act or any applicable state securities act, or an opinion of counsel for the company that registration is not required under such act or the laws of any other jurisdiction.

CANCER PREVENTION PHARMACEUTICALS, INC.

Principal Amount: $5,000,000	Issuance Date: January 9, 2016

FOR VALUE RECEIVED, Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”), promises to pay to Sucampo AG, a Swiss corporation, or its registered assigns (“Lender”), the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as shall equal the outstanding principal amount hereof (the “Principal”), and to pay simple interest on any outstanding Principal from the date set forth above as the Issuance Date (the “Issuance Date”) of this Convertible Promissory Note (the “Note”) until the same becomes due and payable whether on the Maturity Date or upon acceleration, prepayment or otherwise at a rate equal to 5.0% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid Principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) January 31, 2019 or January 31, 2020, if the proviso set forth under Section 2 is applicable (the “Maturity Date”), (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Lender or made automatically due and payable, in each case, in accordance with the terms hereof, or (iii) upon a Sale in the event that the Lender has not elected to convert this Note in accordance with Section 2(b) below.

This Note is issued pursuant to that certain Securities Purchase Agreement dated of even date hereof (the “Purchase Agreement”) by and between the Company and the Lender. Any capitalized term not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1.          Form and Application of Payments; Equal Rank.

(a)          Unless earlier converted into Common Stock as provided in this Note, all payments of Principal and interest under the Note shall be in lawful money of the United States of America. All payments hereunder shall be applied first to any unpaid and accrued interest on and second to the repayment of the unpaid Principal balance of the Note.

(b)          This Note shall rank equally and ratably without priority over any other note issued by the Company.

(c)          This Note may be prepaid without the written consent of the Lender as described in Section 8.

2.          Conversion.

(a)          Automatic Conversion – Qualified Financing. If, prior to the Maturity Date, the Company consummates a Qualified Financing (as such term is defined below), all Principal of and accrued and unpaid interest on this Note shall automatically convert without further action by the Lender into fully paid and nonassessable shares of Qualified Financing securities at a conversion price per share (the “Conversion Price”) equal to a ten percent (10%) discount to the lowest per share purchase price for the Qualified Financing securities paid by the investors in the Qualified Financing if the Qualified Financing is consummated prior to completion of the Futility Analysis (as described in the Option and Collaboration Agreement) or a twenty percent (20%) discount to the lowest per share purchase price for the Qualified Financing securities paid by the investors in the Qualified Financing if the Qualified Financing is consummated after completion of the Futility Analysis (as described in the Option and Collaboration Agreement). A “Qualified Financing” means the first to occur of (i) a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company (“IPO”), or (ii) a private placement in one financing transaction or a series of related financing transactions of debt, equity, preferred or convertible securities, in each case with aggregate gross proceeds (before underwriters’ and/or financial advisory fees and commissions and offering expenses) to the Company (excluding any investment by the Lender in such offering) of at least Ten Million Dollars ($10,000,000). Notwithstanding the foregoing, in no event shall Lender be required to acquire shares of the Company’s capital stock such that Lender’s ownership interest in the Company would exceed 19.9% of the Company’s outstanding capital stock. Accordingly, the maximum amount of Principal and interest that Purchaser can be obligated to convert pursuant to this Section 2(a) is such amount as would result in Purchaser’s ownership being 19.9% of the Company’s outstanding capital stock (or, to the extent permissible under U.S. GAAP for determining whether the Company is an associate company or subsidiary of the Purchaser, the Company’s issued capital stock on a fully diluted basis after taking into account the conversion of all convertible securities) (the “Threshold”). Any remaining Principal and interest will remain outstanding under this Note until repaid in accordance with the terms hereof or converted in accordance with the terms of the next proviso; provided, however that if at any time after the Qualified Financing the Lender shall be able to convert any additional remaining Principal or interest outstanding under this Note without its ownership exceeding the Threshold then it shall be obligated to convert such Principal and interest at such time; and, provided, further that with respect to any Principal or interest which exceeds the Threshold and shall remain outstanding under this Note: (i) the interest rate of this Note will be reduced to three percent (3.0%) and the default interest rate set forth in Section 5 shall be reduced to eight percent (8.0%); (ii) the Maturity Date shall be extended to January 31, 2010; (iii) the Events of Default under Section 4 shall be amended such that Sections 4(b)(e)(f) and (g) shall no longer be Events of Default and the only Events of Default shall be those under Sections 4(a)(c) and (d); and (iv) Section 9 shall be deleted in its entirety.

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(b)          Optional Conversion Upon Sale of the Company. In the event of the sale of all or substantially all of the assets of the Company or consolidation or merger of the Company other than a reincorporation merger (the “Sale”) that occurs prior to the Maturity Date or a Qualified Financing, then the Principal and accrued interest of this Note outstanding at such time will convert immediately prior to the Sale, at the written election of the Lender (the “Lender Sale Notice”) given within ten (10) days of the Lender’s receipt from the Company of notice of the Sale (the “Company’s Sale Notice”) into fully paid and non-assessable shares of (i) Common Stock at a conversion rate equal to the lowest per share price of the Company’s most recent Common Stock financing or (ii) if the most recent financing was a preferred stock financing, preferred stock at a conversion rate equal to the lowest per share price of the Company’s most recent preferred stock financing (the “Optional Sale Conversion Price”).

(c)          Optional Conversion if no Qualified Financing or Sale. If a Qualified Financing or a Sale has not been consummated prior to the Maturity Date, at the written election of the Lender given not less than ten (10) business days prior to the Maturity Date (“Notice of Election to Convert”), the Principal together with all accrued and unpaid interest on the Notes outstanding shall convert into shares of Common Stock on the date set forth in the Notice of Election to Convert at a conversion rate equal to per share price of the Common Stock as set forth in its most recent 409A valuation conducted by a third party appraiser (the “409A Optional Conversion Price”).

(d)          Conversion Procedure.

(i)          Conversion Pursuant to Automatic Conversion. If this Note is to be automatically converted, written notice shall be delivered to Lender at the address last shown on the records of the Company for Lender or given by Lender to the Company for the purpose of notice (“Notice Address”), notifying Lender of the conversion to be effected, specifying the Conversion Price, the Principal to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon Lender to surrender to the Company, in the manner and at the place designated, the Note; provided, however, that upon the consummation of a Qualified Financing, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation. The Company shall, as soon as practicable thereafter, at its costs issue and deliver to such Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such conversion, including a check payable to Lender for any cash amounts payable as described in Section 2(e). Any conversion of this Note pursuant to Section 2(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock. Any conversion of this Note pursuant to Section 2(b) shall be deemed to have been made immediately prior to the closing of the Sale and on and after such date the persons entitled to receive the shares of capital stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of capital stock. Any conversion of this Note pursuant to Section 2(c) shall be deemed to have been made on the date set forth in the Notice of Election to Convert and on and after such date the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock.

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(ii)         Conversion Pursuant to Optional Conversion. Upon receipt of an executed Lender Sale Notice or an executed Notice of Election to Convert together with this original Note, the Company shall, as soon as practicable after the Sale or the conversion date set forth in the Notice of Election to Convert, issue and deliver to Lender a certificate or certificates for the number of shares to which such Lender shall be entitled upon such conversion, including a check payable to Lender for any cash amounts payable as described in Section 2(d). The Company shall send the Lender a notice via facsimile or electronic mail confirming receipt of the Lender Sale Notice or Notice of Election to Convert within two (2) days of receipt thereof. If for any reason the Sale does not occur on the date set forth in the Company’s Sale Notice, the Company will return to the Lender this Note and the Lender Sale Notice shall be deemed rescinded.

Any certificates representing shares of Common Stock issued pursuant to this Section 2(d) shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. This certificate must be surrendered to the coMPANY or its transfer agent as a condition precedent to the sale, TRANSFER, pledge OR hypothecation of any interest in any of the securities represented hereby.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE NOTE PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(e)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. Upon the conversion of the outstanding principal and unpaid accrued interest under this Note into Common Stock, in lieu of the Company issuing any fractional shares to the Lender, the Company shall pay to the Lender the amount of outstanding principal and accrued interest that is not so converted.

(f)          Release. Upon full conversion of this Note and the payment of the amounts specified in this Section 2, the Company shall be forever released from all its obligations and liabilities under this Note.

3.          Principal and Interest Repayment. Unless this Note has been converted in accordance with the terms of Section 2 above or has been satisfied in accordance with the terms of this Note, the entire outstanding Principal and all unpaid accrued interest shall become fully due and payable on the Maturity Date, upon the occurrence of an Event of Default or upon a Sale. If the payments to be made by the Company shall be stated to be due on a date which is not a business day, such payment may be made on the next succeeding business day, and the interest payment on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

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4.          Events of Default. Subject to the proviso set forth in Section 2 of this Note, each of the following shall constitute an Event of Default hereunder:

(a)          The Company’s failure to pay to the Lender any amount of Principal, or interest when and as due under this Note after taking into account a thirty (30) day grace period;

(b)          The Company shall fail to observe or perform any material covenant, obligation, condition or agreement contained in this Note or the Securities Purchase Agreement and such failure shall continue for thirty (30) days after the Company’s receipt of written notice to the Company of such failure;

(c)          The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(d)          An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 120 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(e)          Defaults shall exist under any material agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money in excess of Two Hundred and Fifty Thousand Dollars ($250,000) at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money in excess of Two Hundred and Fifty Thousand Dollars ($250,000) of the Company; unless the Company is actively controlling such default;

(f)          A final judgment or order for the payment of money in excess of Two Hundred and Fifty Thousand Dollars ($250,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 120 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 90 days after issue or levy; or

(g)          Any representation or warranty made by or on behalf of the Company in the Purchase Agreement, this Note or otherwise furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made.

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5.          Remedies Upon Event of Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 4(c) or 4(d)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to the Company, declare all outstanding amounts and obligations payable by the Company under this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding amounts and obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Purchase Agreement, this Note or any other documents, agreements or instruments delivered to Lender in connection with the execution of the Purchase Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of a third party for collection after default or if Lender seeks to enforce its rights under this Note, then the Company shall pay, in addition to the Principal and interest payable hereunder, the reasonable attorneys’ fees and reasonable attorneys’ costs incurred by Lender in connection therewith. In addition to all other rights and remedies available to Lender under this Note, applicable law or otherwise, after an Event of Default the rate of interest under this Note shall increase, subject to the proviso set forth in Section 2 of this Note, to ten percent (10.0%) per annum from and after an Event of Default occurs until the date that this Note is paid in full or such Event of Default is cured.

6.          Restrictions on Sale. The Lender hereby agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by the Lender during the 180-day period following the effective date of the registration statement for the Company’s IPO (or such other period as may be requested by the Company or an underwriter solely to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)(the “Lock-up Period”), provided, that all officers and directors of the Company and holders of at least 5% of the Company’s voting securities are bound by and have entered into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all holders subject to such agreements, pro rata based on the number of shares subject to such agreements. The obligations described in this Section 6 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each certificate with a legend as substantially set forth in Section 2(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 180-day (or other) period. The Lender agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this Section 6.

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7.          Adjustments. The number of shares of Common Stock to be issued upon each conversion of this Note shall be subject to adjustments as follows:

(a)          If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of capital stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Optional Sale Conversion price and the 409A Optional Conversion Price Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of capital stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Optional Sale Conversion price and the 409A Optional Conversion Price Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b)          If at any time or from time to time after the date upon which this Note was issued by the Company, the shares of capital stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, the Lender, unless this Note has been previously converted, shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, or otherwise by a holder of the number of shares of capital stock into which such shares of this Note could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change, or with respect to such other securities or property by the terms thereof.

(c)          Upon the occurrence of each adjustment or readjustment of the Optional Sale Conversion price and the 409A Optional Conversion Price Conversion Price as a result of the events described in this Section 7, the Company, at its expense, shall compute such adjustment or readjustment and prepare and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Failure to give such notice or any defect therein shall not affect the legality or validity of the subject adjustment.

8.          Prepayment. At any time after the date hereof, the Company shall have the right to prepay all or part of the Principal and interest outstanding. The portion of this Note subject to prepayment (the “Optional Prepayment Amount”)pursuant to this Section 8 shall be redeemed by the Company in cash at a price (the “Company Optional Prepayment Price”) equal to the Principal Amount and interest being redeemed as of the Company Optional Prepayment Date. The Company may exercise its right to prepay this Note under this Section 8 by delivering a written notice thereof by facsimile or electronic mail or overnight courier to the Lender (the “Company Optional Prepayment Notice” and the date on which such notice is sent or delivered by the Company is referred to as the “Company Optional Prepayment Notice Date”). The Company Optional Prepayment Notice shall (a) state the date on which the Company Optional Prepayment shall occur (the “Company Optional Prepayment Date”), which date shall not be less than five (5) days nor more than twenty (20) days following the Company Optional Prepayment Notice Date, and (b) state the Optional Prepayment Amount and the Company Optional Prepayment Price. All amounts converted by the Lender after the Company Optional Prepayment Notice Date shall reduce the Company Optional Prepayment Amount of this Note to be redeemed on the Company Optional Prepayment Date. Prepayments made pursuant to this Section 8 shall be made in cash on the Company Optional Prepayment Date. Any partial prepayment under this Note shall be in an amount of at least $1,000,000 and increments of $1,000,000.

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9.          Covenants. Until this Note has been converted, or paid in full (subject to the proviso set forth in Section 2 of this Note), the following covenants shall apply:

(a)          All payments under this Note shall rank pari passu with all other notes of the Company.

(b)          The Company shall not, directly or indirectly, declare or pay any cash dividend or distribution on any of its capital stock.

(c)          The Company shall maintain its corporate existence and good standing in the state of its incorporation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on its business.

(d)          The Company shall deliver to Lender:   (i) as soon as available, but in any event within 180 days after the end of the Company’s fiscal year, audited consolidated and consolidating financial statements of the Company prepared in accordance with GAAP, consistently applied; (ii) if applicable, copies of all statements, reports and notices sent or made available generally by the Company to its security holders; and (iii) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against the Company that could reasonably be expected to result in damages or costs to the Company of Two Hundred Fifty Thousand Dollars ($250,000) or more. Notwithstanding the foregoing, the Company will be deemed to have furnished the information referred to above in clause (i) to the Lender if the Company has filed Forms 10-K with the Securities and Exchange Commission via the EDGAR filing system and such reports are publicly available.

(e)          The Company shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender on demand, proof indicating that the Company has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that the Company needs not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by the Company.

(h)          The Company, at its expense, shall maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to the Company’s. Upon Lender’s request, the Company shall deliver to the Lender certified copies of the policies of insurance and evidence of all premium payments.

10.         Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees, expenses and court costs incurred by Lender in enforcing and collecting this Note.

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11.         Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

12.         Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

13.         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New York, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Note, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

14.         Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(a)          Subject to the restrictions on transfer described herein, the rights and obligations of the Company and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b)          Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company or the Lender without the prior written consent of the other party.

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15.         Waiver and Amendment. The provisions of this Note may only be amended, waived or modified upon the written consent of the Company and Lender.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

CANCER PREVENTION PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Jacob
Name: Jeffrey Jacob
Title: Chief Executive Officer

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